Exhibit 10.28


                      REFERRAL FEE AGREEMENT



This Agreement is dated September 9th, 2004, and is among and between GK Intelligent Systems, Inc. (the "Company*") and Barry Bergman (who hereinafter
shall be referred to as the "Referrer.")    This Agreement is a non-exclusive
agreement and shall remain in effect until either party cancels it in writing (the "Term") at which time the Agreement will immediately terminate subject to the parties' respective continuing rights and obligations hereunder.

    Acquisition Referrals

The Referrer shall receive a referral fee as described below after each Closing of an acquisition with a third party introduced to Company by Referrer, regardless of whether the Closing occurs during or after the Term (but no later than 18 months after the Term.)

The referral fee shall be calculated by taking the total consideration paid for an acquisition (the "Acquisition Cost") and multiplying that by the following percentage:

     .    For the first $1 million of Acquisition Cost         5 %
     .    For the next $1 million                              4 %
     .    For the next $1 million                              3 %
     .    For the next $1 million                              2 %
     .    For all consideration above $4 million               1 %

The referral fee shall be paid in the same manner and in the same ratio as that of the transaction e.g. cash, common stock, restricted common stock, etc. If the payment is in cash, then it shall be made within 10 days of the date of Closing. If the payment of the referral fee is in stock, it shall be paid in an expeditious manner contemporaneous with other issuances associated with the transaction and subject to normal SEC reporting and securities issuance procedures.

    Strategic Alliance and Co-venture Referrals

The Company shall pay a referral fee to the Referrer for all strategic alliances or co-ventures between Company and a third party introduced to Company by Referrer. Wherein the Agreement with the third Party is entered into during or after the term but no later than 18 months after the Term.

The referral fee shall be calculated by taking the Company's total gross earnings attributed to the first twelve months of the Term of the new agreement (the "Coventure Revenue") and multiplying that by the following percentage:

     .    For the first $1 million of Co-venture Revenue       5 %
     .    For the next $1 million                              4 %
     .    For the next $1 million                              3 %
     .    For the next $1 million                              2 %
     .    For all Co-venture Revenue above $4 million          1 %

The referral fee applies to Co-venture revenue received by the Company during the first 12 months (or received by Company after the first twelve months if earned during the first twelve months) and shall be paid at the close of the twelve-month period or whenever received thereafter. The referral fee shall be paid in the same form of revenue as that received by the Company e.g. cash, common stock, restricted common stock, etc. If the payment is in cash, then it shall be made to the Referrer within 15 days of the Company receiving payment from the alliance / co-venture transaction. If the payment of the referral fee is in stock, it shall be paid in an expeditious manner subject to normal SEC reporting and securities issuance procedures.


    Finance / Capitalization Referrals

The Referrer shall receive ten per cent of the total amount of financing / capitalization secured on behalf of the Company, regardless of whether received during or after the Term. Payment shall occur within 15 days of the date the Company receives its money.

The Company and the referrer shall each bear their own operating expenses including all travel expenses related to the execution of this Agreement.

If a dispute arises out of or relates to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree to settle the dispute through binding arbitration administered by the American Arbitration Association. The prevailing party shall not be subject to legal fees.

In the event that there is a disagreement regarding the financials associated with a specific transaction, the Referrer shall have reasonable access to and the right to audit the Company's financial records upon demand.


* "Company" as used herein shall mean any person affiliated directly or indirectly with the Company, or any of the principals thereof, and any successors to any of the foregoing or any assignee thereof.



Agreed and accepted:

For the Referrer:                           For the Company:

/s/ Barry Bergman                           /s/ Gary F. Kimmons
___________________________________         __________________________________
Barry Bergman                               Gary F. Kimmons
                                            President & CEO
                                            GK Intelligent Systems, Inc.